UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: September 15, 2014

ARISTOCRAT GROUP CORP.

(Exact name of registrant as specified in its charter)

Florida	333-176491	45-2801371
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

495 Grand Boulevard, Suite 206, Miramar Beach, FL 32550	32550
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (850) 269-7267

_________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry Into a Material Definitive Agreement.

On September 15, 2014, we entered into an Investment Agreement (“Investment Agreement”) with Jaxon Group Corp. (the “Investor”).  Pursuant to the Investment Agreement, the Investor committed to invest $5,000,000 to purchase the Company’s common stock, over the course of thirty-six months (the “Equity Line Financing”).  Subject to the terms and conditions set forth in the Investment Agreement, we may issue and sell to the Investor, and the Investor shall purchase from us, up to that number of Shares having a purchase price of Five Million Dollars ($5,000,000).

We may draw on the facility from time to time, as and when it determines appropriate in accordance with the terms and conditions of the Investment Agreement.  The purchase price is set at fifty percent (50%) of the lowest price of our common stock during the twenty (20) trading days immediately prior to the date of delivery of the applicable put notice.  There are put restrictions applied on days between the put notice date and the closing date with respect to that particular put.  During this time, we are not entitled to deliver another put notice.  In addition, the Investor will not be obligated to purchase shares if the Investor’s total number of shares beneficially held at that time would exceed 4.99% of the number of shares of our common stock as determined in accordance with Rule 13d-1 of the Securities Exchange Act of 1934, as amended.  In addition, we are not permitted to draw on the facility unless there is an effective registration statement (as further explained below) to cover the resale of the shares by the Investor.

The Investment Agreement further provides that the Investor and the Company are each entitled to customary indemnification from the other for any losses or liabilities they may suffer as a result of any breach by the other of any provisions of the Investment Agreement or Registration Rights Agreement (as defined below), or as a result of any lawsuit brought by a third-party arising out of or resulting from the other party’s execution, delivery, performance or enforcement of the Investment Agreement or the Registration Rights Agreement.

The Investment Agreement also contains representations and warranties of each of us and the Investor. The representations and warranties were made for purposes of the Investment Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Investment Agreement.  In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a stockholder or investor might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.  Investors should read the Investment Agreement together with the other information concerning us that we publicly file in reports and statements with the Securities and Exchange Commission.

Pursuant to the terms of a Registration Rights Agreement (“Registration Rights Agreement”) dated September 15, 2014 between us and the Investor, we are obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) to register the resale by the Investor of the shares of the common stock underlying the Investment Agreement.  In addition, the Company is obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the date the registration statement is filed.

The foregoing description of each of the Investment Agreement and the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Investment Agreement and the Registration Rights Agreement, respectively, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)   Exhibits

10.1   Investment Agreement by and between Aristocrat Group Corp. and Jaxon Group Corp., dated September 15, 2014

10.2   Registration Rights Agreement by and between Aristocrat Group Corp. and Jaxon Group Corp., dated September 15, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARISTOCRAT GROUP CORP.

September 25, 2014	By: /s/ Robert Federowicz Robert Federowicz Chief Executive Officer, President, Secretary, Treasurer, Principal Executive Officer, Principal Financial and Accounting Officer and Sole Director.